Exhibit 99.1

Beyond Meat® Announces Chief Operating Officer

EL SEGUNDO, Calif., Sept. 19, 2019 (GLOBE NEWSWIRE) -- Beyond Meat, Inc. (NASDAQ: BYND) (“Beyond Meat”), a leader in plant-based meat, announced today that Sanjay Shah has been named its Chief Operating Officer. Effective September 18, 2019, Mr. Shah assumed responsibility for Beyond Meat’s global operations and production.

“It is with great enthusiasm that I welcome Sanjay Shah to Beyond Meat as our Chief Operating Officer. Sanjay brings a wealth of experience in scaling and operating very high growth businesses, none more important in our consideration than Amazon, where Sanjay managed a majority percentage of North American fulfillment over the course of his career. Sanjay's focus on making operational excellence a sustained competitive advantage, his experience in and appetite for global expansion, along with shared values and a tireless work ethic, makes him a welcome addition to the Beyond Meat family,” said Ethan Brown, President and Chief Executive Officer of Beyond Meat.

Mr. Shah has more than 25 years of experience in operations, manufacturing, engineering and supply chain management. Before joining Beyond Meat, Mr. Shah served as Senior Vice President of Energy Operations at Tesla, where he was responsible for the worldwide Energy business and led the North America Sales/Services/Delivery for Automotive. From January 2011 to May 2018, Mr. Shah held a variety of leadership roles at Amazon, increasing in responsibility over time, including as Vice President of North American Fulfillment Centers, where he was instrumental in launching numerous new fulfillment centers during his tenure, implementing robotics technology, and achieving structural cost improvements through process and tools automation. Prior to Amazon, Mr. Shah served as Managing Director, Southeast Asia of MFG.com from September 2009 to January 2011, where he successfully launched Southeast Asia operations and led revenue and customer growth. From December 2000 to August 2009, he was an Executive Director at Dell managing sales and fulfillment operations, manufacturing, distribution and global growth of customer service.

Mr. Shah received his B.S. in Mechanical Engineering from the University of Tennessee.

About Beyond Meat

Beyond Meat, Inc. is one of the fastest growing food companies in the United States, offering a portfolio of revolutionary plant-based meats. Founded in 2009, Beyond Meat has a mission of building meat directly from plants, an innovation that enables consumers to experience the taste, texture, and other sensory attributes of popular animal-based meat products while enjoying the nutritional and environmental benefits of eating its plant-based meat products. Beyond Meat’s brand commitment, “Eat What You Love,” represents a strong belief that by eating its portfolio of plant-based meats, consumers can enjoy more, not less, of their favorite meals, and by doing so, help address concerns related to human health, climate change, resource conservation, and animal welfare. Beyond Meat’s portfolio of fresh and frozen plant-based proteins are currently sold at approximately 53,000 retail and foodservice outlets worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger, and #GoBeyond on Facebook, Instagram, and Twitter.

Contact:

Media:
Allison Aronoff
858-735-7344
aaronoff@beyondmeat.com

Investors:
Katie Turner
646-277-1228
katie.turner@icrinc.com